TheraBiogen, inc.
1365 N. Courtenay Parkway, Suite A
merritt island, fl 32953
Telephone 321.452.9091
Facsimile 321-452-9093

Madsen & Associates, CPAs, Inc.                                                                                                         By Facsimile to 801-262-3978
684 East Vine Street Suite 3
Murray, UT 84107

By this letter, we are advising you that TheraBiogen, Inc. (formerly Kushi Resources, Inc.) has decided to retain another independent accounting firm to audit the financial statements for the Company for the fiscal year ended February 28, 2010.  This change is effective immediately.

Attached to this letter is the report on Form 8-K which we filed with the United States Securities and Exchange Commission on May 26, 2010, including the disclosures required by Item 304(a) of Regulation SK.  Please furnish us with a letter, within ten (10) business days of this date, addressed to the Commission  stating whether you agree or disagree with our statements made in response to Item 304(a) contained in the Report, and, if not, stating the reasons why you disagree.

     Thank you for your past services to the Company.  If there is a current balance outstanding that is still owed to you for past services, please let me know and I will see that it is remitted to you immediately.

Sincerely,

/s/ Robert Hipple

Robert Hipple
Corporate General Counsel